EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 6, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended December 31, 2011 of Trinity Biotech plc and subsidiaries, which are incorporated by reference in this Registration Statement on Form S-8, We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton
Grant Thornton
Dublin, Ireland

June 20, 2012